Exhibit 99.1

Pulse Biosciences Announces Clinical Data From nPulse™ Vybrance™ System First-In-Human Clinical Durability Study of Benign Thyroid Nodule Ablation

Durable volume reduction was demonstrated with an average volume reduction of 74% of treated benign thyroid nodules at 15-22 months post-treatment.

HAYWARD, California, [Business Wire] – March 9, 2026,  Pulse Biosciences, Inc. (Nasdaq: PLSE), developer of the novel nPulse™ technology using proprietary Nanosecond Pulsed Field Ablation™ (nanosecond PFA or nsPFA™) energy, today announced clinical data on outcomes durability from the nPulse Vybrance Percutaneous Electrode System First-in-Human ablation study of benign thyroid nodules using nsPFA energy.

The long-term follow-up from this study demonstrates significant and sustained volume reduction, of treated benign thyroid nodules at 15-22 months, with no tissue regrowth and no serious adverse events. These data were presented by Prof. Stefano Spiezia on Friday March 6, 2026 at the North American Society for Interventional Thyroidology 2026 meeting, which took place in Portland, OR.

Key study findings include:

●	Durable 15-22 month results with and average 74% volume reduction of treated benign thyroid nodules with overwhelming satisfaction reported
●	Continued volume reduction improvements from 1 month through 22 months
●	No regrowth of nodules at 15-22 months
●	Patient reported Cosmetic Satisfaction: 100% were Highly Satisfied at final follow-up
●	Patient reported Overall Satisfaction: 95% were Highly Satisfied at final follow-up
●	No serious adverse events
●	No intranodular fibrosis detected on ultrasounds at 15-22 months
●	Potential for clinical durability of benign thyroid ablation

These long-term benefits manifest the uniqueness of nsPFA as differentiated from all other present forms of Pulse Field Energy Ablation, namely the speed of particle flow as well as the absolute voltage pressure per unit of time.

“These long-term data from the initial feasibility study provide an early view into the potential of nPulse Vybrance for the durable ablation of benign thyroid nodules. Within this feasibility study we were able to demonstrate significant volume reduction, without regrowth or serious adverse events out to 15 to 22 months. Of the patients treated in this study, 100 percent were highly satisfied with their cosmetic appearance, and 95 percent were highly satisfied with their overall treatment, which is encouraging given the duration of follow-up in this feasibility study,” said Prof. Stefano Spiezia, Chief of Endocrine Surgery at Ospedale del Mare. “This study provides the foundation for future research in using nsPFA energy, a highly differentiated nonthermal energy source, for the treatment of benign thyroid nodules. In the future, with continued data to support, I see nsPFA energy emerging as a potential nonthermal paradigm in the treatment of benign thyroid nodules.”

This study is an extension of the initial feasibility study conducted by Prof. Spiezia at Ospedale del Mare in Naples, Italy, which evaluated nsPFA energy for the treatment of benign thyroid nodules. The study was extended to allow for long-term follow-up of a subset of the patients included in the initial study. A total of 21 patients were subsequently monitored between 15 and 22 months to evaluate volume reduction trends over time.

“These data on initial feasibility and clinical durability demonstrated significant progress in the development of clinical evidence for the use of nsPFA energy for the ablation of benign thyroid nodules. While the work to establish clinical outcomes of nPulse Vybrance for benign thyroid nodules is early, these data provide the first long-term results of sustained tissue responses.  Evidence of sustainable volume reduction and high patient satisfaction, added to the inherent procedural safety and soft tissue response of nsPFA ablation, provide promising signals to pursue in our future market development work. Ours plans for non-cardiac nsPFA will be made clearer in the second half of 2026,” said Paul LaViolette, CEO and Co-Chairman of Pulse Biosciences. “We extend our highest gratitude to Professor Stefano Spieza and our clinical investigators who continue to lead this important clinical work.”

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the intention as well as potential to improve the quality of life for patients. The Company’s proprietary nPulse™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent noncellular tissue. The Company is actively pursuing the development of its nPulse technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers, such as surgical soft tissue ablation.

Pulse Biosciences, nPulse, Vybrance, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements concerning early clinical successes and whether they are predictive of the safety and effectiveness of any medical device such as the Vybrance Percutaneous Electrode System, Pulse Biosciences’ expectations, whether stated or implied, about whether the Company’s nsPFA technology will become either a disruptive treatment option or a superior option for treating benign thyroid nodules or any other medical condition, statements relating to the effectiveness of the Company’s nsPFA technology and nPulse System to non-thermally clear cells while sparing adjacent non-cellular tissue, statements concerning the Company’s expected product development and market development efforts, such as whether the Company will successfully commercialize the Vybrance System anywhere in the world, statements concerning market opportunities, customer adoption and future use of the nPulse System to address a range of conditions such as benign thyroid nodules, and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contacts:

Investors:

Pulse Biosciences, Inc.

Jon Skinner, CFO

IR@pulsebiosciences.com

Or

Gilmartin Group

Philip Trip Taylor

415.937.5406

philip@gilmartinir.com